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                                                                    EXHIBIT 3.9


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                ABFM CORPORATION

                                   ----------

                  ABFM CORPORATION, a corporation organized and existing under the Wisconsin Business Corporation Law, does hereby certify as follows:

                  A. These Amended and Restated Articles of Incorporation amend and restate in its entirety the Articles of Incorporation of the Corporation, as amended to date, and have been duly adopted by the vote of the Board of Directors and sole shareholder of the Corporation on December 22, 2000, in accordance with Section 180.1002 of the Wisconsin Business Corporation Law.

                  B. The text of the Corporation's Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety to read in full as follows:

                  FIRST: The corporation is incorporated under the Wisconsin Business Corporation Law.

                  SECOND: The name of the corporation is Viasystems Milwaukee, Inc.

                  THIRD: The number of shares that the corporation is authorized to issue is 1,000, all of which are of a par value of $0.01 each and are of the same class and are to be Common shares. The Board of Directors may determine with respect to any class of shares the preferences, limitations and relative rights, in whole or in part, before the issuance of any shares of that class, and may create one or more series within a class, and with respect to any series, determine the number of shares of the series, the distinguishing designation and preferences, limitations and relative rights, in whole or in part, before the issuance of any shares of that series.

                  FOURTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as




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the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

                  FIFTH: The street address of the registered office of the corporation in the State of Wisconsin is 44 East Mifflin Street, Suite 1000, Madison, Wisconsin 53703.

                  The name of the initial registered agent of the corporation at the said registered office is CT Corporation System.

                  SIXTH: The purposes for which the corporation is organized are as follows:

                  To engage in any lawful business as provided in Section
            180.0301 of the Wisconsin Business Corporation Law.

                  SEVENTH: Except as may otherwise be provided by Section
180.0704 of the Wisconsin Business Corporation Law, and subject to the applicable requirements of that Section, action required or permitted by the Wisconsin Business Corporation Law to be taken at a shareholders' meeting may be taken without a meeting by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the case of voting by voting groups, the minimum numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

                  EIGHTH: The corporation shall, to the fullest extent permitted by the provisions of the Wisconsin Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent.

                  NINTH:  The duration of the corporation shall be perpetual.

Signed on December 22, 2000.


                                                /s/ DAVID J. WEBSTER
                                                --------------------------------
                                                David J. Webster, President


This document was drafted by Dawn A. Stout of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201-6950.



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